As filed with the Securities and Exchange Commission on July 1, 2024
File No. 001-42113

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2 to
FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES
Pursuant to Section 12(b) or 12(g) of
the Securities Exchange Act of 1934

SEAPORT ENTERTAINMENT GROUP INC.
(Exact name of registrant as specified in its charter)

Delaware	93-1869991
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

199 Water Street, 28th Floor New York, NY	10038
(Address of principal executive offices)	(Zip Code)

(212) 732-8257
(Registrant’s telephone number, including area code)

Copies to:
Michael Haas, Esq.
Julian Kleindorfer, Esq.
Abigail Smith, Esq.
Alexa Berlin, Esq.
Latham & Watkins LLP
1271 Avenue of the Americas
New York, NY 10020
(212) 906-1200 (Phone)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common Stock, par value $0.01 per share	New York Stock Exchange
Securities to be registered pursuant to Section 12(g) of the Act: None

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

INFORMATION REQUIRED IN REGISTRATION STATEMENT
CROSS-REFERENCE SHEET BETWEEN INFORMATION STATEMENT AND ITEMS OF FORM 10
Certain information required to be included in this Registration Statement on Form 10 is incorporated herein by reference to specifically identified portions of the information statement filed herewith as Exhibit 99.1 (the “Information Statement”). None of the information contained in the Information Statement shall be incorporated by reference herein or deemed to be a part hereof unless specifically incorporated by reference.
Item 1. Business
The information required by this Item 1 is contained in the sections of the Information Statement entitled “Information Statement Summary,” “Risk Factors,” “Cautionary Statement Concerning Forward-Looking Information,” “The Separation and Distribution,” “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business,” “Certain Relationships and Related Party Transactions,” “Material U.S. Federal Income Tax Consequences of the Distribution to U.S. Holders,” “Description of Certain Indebtedness” and “Where You Can Find More Information.” Those sections are incorporated herein by reference.
Item 1A. Risk Factors
The information required by this Item 1A is contained in the sections of the Information Statement entitled “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Information.” Those sections are incorporated herein by reference.
Item 2. Financial Information
The information required by this Item 2 is contained in the sections of the Information Statement entitled “Summary Historical and Unaudited Pro Forma Combined Financial Data,” “Unaudited Pro Forma Combined Financial Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Index to Financial Statements” (and the financial statements and related notes referenced therein). Those sections are incorporated herein by reference.
Item 3. Properties
The information required by this Item 3 is contained in the sections of the Information Statement entitled “Information Statement Summary,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” Those sections are incorporated herein by reference.
Item 4. Security Ownership of Certain Beneficial Owners and Management
The information required by this Item 4 is contained in the sections of the Information Statement entitled “Management” and “Security Ownership of Certain Beneficial Owners and Management.” Those sections are incorporated herein by reference.
Item 5. Directors and Executive Officers
The information required by this Item 5 is contained in the section of the Information Statement entitled “Management.” That section is incorporated herein by reference.
Item 6. Executive Compensation
The information required by this Item 6 is contained in the sections of the Information Statement entitled “Management,” “Executive Compensation” and “Director Compensation.” Those sections are incorporated herein by reference.

Item 7. Certain Relationships and Related Transactions, and Director Independence
The information required by this Item 7 is contained in the sections of the Information Statement entitled “Information Statement Summary—The Separation and Distribution,” “Management,” “Certain Relationships and Related Person Transactions,” “Risk Factors—Risks Related to the Separation and Our Relationship with HHH” and “The Separation and Distribution.” Those sections are incorporated herein by reference.
Item 8. Legal Proceedings
The information required by this Item 8 is contained in the section of the Information Statement entitled “Business—Legal Proceedings.” That section is incorporated herein by reference.
Item 9. Market Price of, and Dividends on, the Registrant’s Common Equity and Related Stockholder Matters
The information required by this Item 9 is contained in the sections of the Information Statement entitled “Information Statement Summary,” “The Separation and Distribution,” “Dividend Policy,” “Management” and “Description of Capital Stock.” Those sections are incorporated herein by reference.
Item 10. Recent Sales of Unregistered Securities
The information required by this Item 10 is contained in the sections of the Information Statement entitled “Information Statement Summary—The Separation and Distribution—Our Post-Separation Relationship with HHH,” “The Separation and Distribution,” “Certain Relationships and Related Party Transactions” and “Description of Capital Stock.” Those sections are incorporated herein by reference.
Item 11. Description of Registrant’s Securities to be Registered
The information required by this Item 11 is contained in the sections of the Information Statement entitled “Dividend Policy,” “The Separation and Distribution” and “Description of Capital Stock.” Those sections are incorporated herein by reference.
Item 12. Indemnification of Directors and Officers
The information required by this Item 12 is contained in the section of the Information Statement entitled “Description of Capital Stock—Anti-Takeover Effects of Various Provisions of Delaware Law and our Certificate of Incorporation and Bylaws —Indemnification of Directors and Officers.” That section is incorporated herein by reference.
Item 13. Financial Statements and Supplementary Data
The information required by this Item 13 is contained in the sections of the Information Statement entitled “Summary Historical and Unaudited Pro Forma Combined Financial Data,” “Unaudited Pro Forma Combined Financial Statements” and “Index to Financial Statements” (and the financial statements and related notes referenced therein). Those sections (and the financial statements and related notes referenced therein) are incorporated herein by reference.
Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure
Not applicable.
Item 15. Financial Statements and Exhibits
(a) Financial Statements
The information required by this Item 15(a) is contained in the sections of the Information Statement entitled “Unaudited Pro Forma Combined Financial Statements” and “Index to Financial Statements” (and the financial statements and related notes referenced therein). Those sections (and the financial statements and related notes referenced therein) are incorporated herein by reference.
(b) Exhibits
The following documents are filed as exhibits hereto:

Exhibit Number	Exhibit Description
2.1*	Form of Separation and Distribution Agreement
3.1*	Form Amended and Restated Articles of Incorporation
3.2*	Form of Amended and Restated Bylaws
10.1*	Form of Transition Services Agreement
10.2*	Form of Tax Matters Agreement
10.3*	Form of Employee Matters Agreement
10.4*	Form of Indemnification Agreement
10.5*	Standby Purchase Agreement, dated , 2024, by and among Seaport Entertainment Group Inc., Pershing Square Holdings, Ltd., Pershing Square, L.P. and Pershing Square International, Ltd.
10.6*	Investor Rights Agreement, dated , 2024, by and among Seaport Entertainment Group Inc., Pershing Square Holdings, Ltd., Pershing Square, L.P. and Pershing Square International, Ltd.
10.7	Second Amended and Restated Limited Liability Company Agreement of JG Restaurant Holdco LLC, dated March 1, 2022
10.8	Second Amended and Restated Limited Liability Company Agreement of Fulton Seafood Market, LLC, dated August 11, 2022
10.9	Market Hall Management Agreement, dated July 1, 2020, by and between Fulton Seafood Market, LLC and Creative Culinary Management Company LLC
10.10	First Amendment to Market Hall Management Agreement, dated August 11, 2022, by and between Fulton Seafood Market, LLC and Creative Culinary Management Company LLC
10.11
Amended and Restated Agreement of Lease, dated June 27, 2013, by and between the City of New York (as successor in interest to the South Street Seaport Corporation) and South Street Seaport Limited Partnership (as successor in interest to Seaport Marketplace, Inc.)

10.12
First Amendment to Amended and Restated Agreement of Lease, dated January 11, 2017, by and between the City of New York (as successor in interest to the South Street Seaport Corporation) and South Street Seaport Limited Partnership (as successor in interest to Seaport Marketplace, Inc.)

10.13
Second Amendment to Amended and Restated Agreement of Lease, dated October 3, 2017, by and between the City of New York (as successor in interest to the South Street Seaport Corporation) and South Street Seaport Limited Partnership (as successor in interest to Seaport Marketplace, Inc.)

10.14
Third Amendment to Amended and Restated Agreement of Lease, dated October 2020, by and between the City of New York (as successor in interest to the South Street Seaport Corporation) and South Street Seaport Limited Partnership (as successor in interest to Seaport Marketplace, Inc.)

10.15
Fourth Amendment to Amended and Restated Agreement of Lease, dated December 29, 2021, by and between the City of New York (as successor in interest to the South Street Seaport Corporation) and South Street Seaport Limited Partnership (as successor in interest to Seaport Marketplace, Inc.)

10.16	Term Loan Agreement, dated September 7, 2023, by and between 250 Seaport District, LLC and Mizuho Capital Markets LLC
10.17*	Amendment to Loan Documents Agreement, dated , 2024, by and among 250 Seaport District, LLC, TWL-Bridgeland Holding Company, LLC, Seaport Entertainment Group Inc. and Mizuho Capital Markets LLC
10.18
Note Purchase Agreement, dated July 20, 2018, by and between Clark County Las Vegas Stadium, LLC and Computershare Trust Company National Association (as Trustee under that certain LVCVA (Las Vegas, NV) Receivables-Backed Pass Through Trust Agreement and Declaration of Trust)

10.19
Deed of Trust, Security Agreement, Assignment of Leases and Rents and Fixture Filing Statement, from Clark County Las Vegas Stadium, LLC to First American Title Insurance Company for the benefit of Wells Fargo Trust Company, National Association dated July 20, 2018

10.20*	Omnibus Amendment by and among Clark County Las Vegas Stadium, LLC and Computershare Trust Company National Association, dated , 2024
10.21	Naming Rights and Marketing Agreement, dated July 20, 2018, by and between Las Vegas Convention and Visitors Authority and Clark County Las Vegas Stadium LLC
10.22+	Employment Agreement, dated September 29, 2023, by and between Howard Hughes Holdings Inc. and Anton Nikodemus
10.23+	Employment Agreement, dated February 2, 2024, by and between Howard Hughes Holdings Inc. and Matthew Partridge
10.24+	Employment Agreement, dated May 1, 2024, by and between Howard Hughes Holdings Inc. and Lucy Fato
10.25+*	Seaport Entertainment Group Inc. 2024 Equity Incentive Plan
21.1	List of Subsidiaries
99.1**	Preliminary Information Statement of Seaport Entertainment Group Inc.
99.2*	Form of Notice Regarding the Internet Availability of Information Statement Materials
_______________
*To be filed by amendment.
**     Filed herewith.
+       Management contract, compensatory plan or arrangement.

SIGNATURES
Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

SEAPORT ENTERTAINMENT GROUP INC.

By:	/s/ Anton D. Nikodemus
Name: Anton D. Nikodemus
Title: Chief Executive Officer
Date: July 1, 2024